Exhibit J

                  CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of The Caldwell & Orkin Funds, Inc. and to the use of our reports dated June 8, 2004 on the financial statements and financial highlights of The Caldwell & Orkin Market Opportunity Fund, a series of shares of The Caldwell & Orkin Funds, Inc.  Such financial statements and financial highlights appear in the 2004 Annual Report to Shareholders, which incorporated by reference into the Statement of Additional Information.

                                                                         /s/ Tait, Weller & Baker

                                                                       TAIT, WELLER & BAKER

Philadelphia, Pennsylvania
August 30, 2004